August  8, 2000



Bruce A. Deerson
Martin Marietta Materials
2710 Wycliff Road
Raleigh, NC  27607


RE:        Amended Schedule 13G


Enclosed pursuant to Rule 13d-2(b) under the Securities Exchange Act of 1934 is a report on Schedule 13G reporting beneficial ownership at July 31, 2000 by American Express Company and American Express Financial Corporation in Common stock of Martin Marietta Materials.


Sincerely,



Steve Turbenson
Director - External Reports and Tax




Enclosure

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  SCHEDULE 13G


                  Under the Securities and Exchange Act of 1934



                            Martin Marietta Materials
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Amendment #2

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   573284-10-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)






The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                              CUSIP NO. 573284-10-6


1)     Name of Reporting Person     American Express Company

       S.S. or I.R.S. Identification          IRS No. 13-49222
       No. of Above Person

--------------------------------------------------------------------------------

2)     Check the Appropriate Box         (a)
       if a Member of a Group            (b) X - Joint filing
--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------

4)     Citizenship or Place of Organization        New York

     NUMBER OF SHARES  BENEFICIALLY  OWNED BY EACH REPORTING PERSON WITH
        (5) Sole Voting Power                      -0-
        (6) Shared  Voting Power                18,050
        (7) Sole Dispositive Power                 -0-
        (8) Shared Dispositive Power         1,796,792
----------------------------------------------------------------------
9)     Aggregate Amount Beneficially
       Owned by Each Reporting Person        1,796,792

--------------------------------------------------------------------------------

10)    Check if the Aggregate Amount in
       Row (9) Excludes Certain Shares      Not Applicable

--------------------------------------------------------------------------------
11)    Percent of Class Represented by
       Amount In Row (9)                    3.8 %

--------------------------------------------------------------------------------

12)    Type of Reporting Person             CO, HC

--------------------------------------------------------------------------------

                              CUSIP NO. 573284-10-6


1)     Name of Reporting Person     American Express Financial Corporation

       S.S. or I.R.S. Identification           IRS No. 13-3180631
       No. of Above Person

--------------------------------------------------------------------------------
2)     Check the Appropriate Box             (a)
       if a Member of a Group                (b) X - Joint Filing


--------------------------------------------------------------------------------

3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Citizenship or Place of Organization         Delaware

   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
       (5) Sole Voting Power                      -0-
       (6) Shared Voting Power                 18,050
       (7) Sole Dispositive Power                 -0-
       (8) Shared Dispositive Power         1,796,792

--------------------------------------------------------------------------------
9)     Aggregate Amount Beneficially
       Owned by Each Reporting Person       1,796,792

--------------------------------------------------------------------------------
10)    Check if the Aggregate Amount in
       Row (9) Excludes Certain Shares      Not Applicable

--------------------------------------------------------------------------------

11)    Percent of Class Represented by
       Amount In Row (9)                    3.8%

--------------------------------------------------------------------------------

12)    Type of Reporting Person             CO, IA

--------------------------------------------------------------------------------

1(a) Name of Issuer:                    Martin Marietta Materials

1(b) Address of Issuer's Principal      2710 Wycliff Road
     Executive Offices:                 Raleigh, NC  27607

2(a) Name of Person Filing:             American Express Company
                                        American Express Financial Corporation


2(b) Address of Principal Business Office:    American Express Company
                                              American Express Tower
                                              200 Vesey Street
                                              New York, NY  10285

                                        American Express Financial Advisors Inc.
                                        200 AXP Financial Center
                                        Minneapolis, MN  55474

2(c)  Citizenship:   See Item 4 of Cover Page

2(d)  Title of Class of Securities:  Common Stock

2(e)  Cusip Number:                  573284-10-6

3     Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

          American  Express  Company,   one  of  the  persons  filing  this
          statement, is a Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G).

          American Express Financial Corporation, one of the persons filing this statement, is an Investment Advisor registered under section 203 of the Investment Advisors Act of 1940.

4(a)  Amount Beneficially Owned as of July 31, 2000:   See Item 9 of
      Cover Pages

4(b)  Percent of Class:    See Item 11 of Cover Pages

4(c)  Number of Shares as to which such person has:
  (i) Sole  power to vote or to direct  the  vote:  See Item 5 of Cover Pages
 (ii) Shared  power to vote or direct  the vote:  See Item 6 of Cover Pages
(iii) Sole power to dispose or to direct the  disposition of: See Item 7 of Cover Pages
 (iv) Shared power to dispose or to direct the disposition of:   See Item 8
      of Cover Pages

5   Ownership of 5% or Less of a Class:
    If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

6   Ownership of more than 5% on Behalf of Another Person:

                                   Not Applicable

7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                  See Exhibit I

8  Identification and Classification of Members of the Group:

                                  Not Applicable

9  Notice of Dissolution of Group:

                                  Not Applicable
10 Certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


American Express Financial Corporation


Dated: July 31, 2000                          By  _______________________
                                                  Signature

                                          Steve Turbenson
                                          Director - External Reports and Tax
                                          Name/Title

                                          Telephone: (612) 671-2059

                                  Exhibit Index


Exhibit I Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Exhibit II        Statement of American Express Company

Exhibit III       Statement of American Express Financial Corporation

                                    Exhibit I

                                       to

                                  Schedule 13G

       One of the persons filing this statement is a parent holding company. The relevant subsidiary, American Express Financial Corporation, a Delaware Corporation, is registered as investment advisor under section 203 of the Investment Advisors Act of 1940.

                                   EXHIBIT II

                                       to

                                  SCHEDULE 13G

                                    under the

                         Securities Exchange Act of 1934

American Express Company, American Express Tower, World Financial Center, New York, New York disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this
Schedule 13G shall not be construed as an admission that American Express Company is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

Pursuant to Rule 13d-1(f) (1) and subject to the preceding disclaimer, American Express Company affirms it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf, and authorizes the President, any Vice President, the comptroller, the Secretary, the General Counsel, any Associate General Counsel or any Counsel, each with power to act singly, of each subsidiary of American Express Company making this filing to sign this statement on behalf of American Express Company.


                                                   AMERICAN EXPRESS COMPANY



                                     By:____________________________
                                     Name: Stephen P. Norman
                                     Title: Secretary

                                   Exhibit III

                                       to

                                   Schedule 13G

                                    Under the

                         Securities Exchange Act of 1934


       Pursuant to Rule 13d-1(f)(1), American Express Financial Corporation affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed in its behalf.


                                  American Express Financial Corporation


                                        By:
                                          Steve Turbenson
                                          Director - External Reports and Tax